Exhibit 15.4

Consent of Independent Auditors

We consent to the incorporation by reference in the shell company report on Form 20-F of SIGNA Sports United N.V. of our report dated April 07, 2021, with respect to the consolidated financial statements of Mapil TopCo Limited, which report appears in Amendment No. 6 to the registration statements (No. 333- 257685) on Form F-4 of SIGNA Sports United B.V.

/s/ KPMG LLP

Southampton, United Kingdom
December 20, 2021